THE SECURITIES REPRESENTED BY THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND AS REQUIRED BY BLUE SKY LAWS IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND BLUE SKY LAWS.

Airbee Wireless, Inc.

12% SECURED CONVERTIBLE DEBENTURE

Debenture No. ABEW2008 - I -

$____________	_______________ __, 2008

FOR VALUE RECEIVED, subject to the terms and conditions of this 12% Secured Convertible Debenture (the “Debenture”), AIRBEE WIRELESS, INC., a Delaware corporation with its principal offices located at 9400 Key West Avenue, Rockville, Maryland 20850 (the “Company”), hereby promises to pay to the order of [___________________] (the “Holder”), the principal sum of _________________ U.S. Dollars ($_____________) (the “Face Amount”), or such lesser amount as below, upon demand made by the Holder at any time on or after the date which is two (2) years from the date of this Debenture, in lawful money of the United States and in immediately available funds (the “Maturity Date”). This Debenture is being issued pursuant to that certain Debenture and Warrant Purchase Agreement of even date herewith (the “Purchase Agreement”) entered into by the Holder with the Company and this Debenture is subject to that Purchase Agreement, which, together with this Debenture, sets forth the respective rights and obligations of the Holder and the Company with respect to this Debenture.

1. Interest. Subject to the terms and conditions of this Debenture, the Company also promises to pay to the Holder interest accrued on the outstanding unpaid principal amount hereof until such principal amount is paid at the rate of twelve percent (12%) per annum. Accrued but unpaid interest shall be paid in quarter-annual installments, commencing on the last day of the calendar quarter ending March 31, 2008, and on the last day of each calendar quarter thereafter, until this Debenture has been paid in full in accordance with the terms hereof. Interest may be paid, at the option of the Company, in cash or in shares of common stock of the Company, par value $0.00004 per share (“Common Stock”), at a price per share of Common Stock equal to 80% of the average of the volume weighted average price of the Common Stock for the preceding five (5) days on which the Common Stock is traded on the trading market on which the Common Stock is then listed or quoted for trading (for example, the OTC Bulletin Board, Pink Sheets published by Pink Sheets, LLC, the American Stock Exchange, or the Nasdaq National Market) as reported by a generally accepted reporting service such as Bloomberg, LP. This Debenture is secured by a security interest in all of the assets of the Company as described more fully in that certain Security Agreement executed by the Company, the Holder and certain other parties thereto dated as of the date hereof.

2. Prepayment. The Company may not prepay the Debenture in whole or in part prior to the Maturity Date without the prior written consent of the Holder, which may be given or withheld in Holder’s sole discretion.

3. Conversion.

3.1 Conversion Mechanics. Upon any conversion of this Debenture pursuant to Section 3.2, this Debenture will convert into the number of shares of Common Stock obtaining by dividing (x) that portion of the Face Amount being converted, and all accrued and unpaid interest thereon as of the date of conversion, by (y) $0.02 (the “Conversion Price”). The Conversion Price shall be subject to adjustment as set forth in Section 4 below.

3.2 Holder’s Option to Convert. The Holder shall have the right, but not the obligation, from time to time to convert all or any portion of the issued and outstanding Face Amount and accrued but unpaid interest thereon into fully paid and nonassessable shares of Common Stock at the Conversion Price.

3.3 Mechanics of Holder’s Conversion. In the event that the Holder elects to convert all or any part of this Debenture into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion in substantially the form attached hereto as Exhibit A (the “Notice of Conversion”) to the Company on or before each Conversion Date (as defined below) and such Notice of Conversion shall provide a breakdown in reasonable detail the Face Amount and accrued but unpaid interest thereon that are being converted. In addition, concurrently with providing In addition, concurrently with providing the Notice of Conversion to the Company, and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the outstanding Face Amount and accrued and unpaid interest thereon as entered in its records and shall provide written notice of such adjustment to the Company. Each date on which a Notice of Conversion is delivered or telecopied to the Company in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”). Pursuant to the terms of the Notice of Conversion, the Company will issue, within two (2) business days following a Conversion Date, instructions to the transfer agent, accompanied by an opinion of counsel, to issue to the Holder certificates representing the Conversion Shares (as hereinafter defined) and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder within five (5) business days thereafter. In the case of the exercise of the conversion rights set forth herein, the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Company of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of the Conversion Shares, unless the Holder provides the Company written instructions to the contrary.

3.4 Reservation of Shares. During the period the conversion right exists, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the conversion of all or any part of this Debenture (the “Conversion Shares”).

3.5 No Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of this Debenture. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company will pay the Holder in cash the amount of the unconverted Face Amount and accrued and unpaid interest, if any, that would otherwise be converted into such fractional shares.

3.6 Release. Upon full conversion of this Debenture and payment of all cash amounts due to the Holder as provided in this Debenture, if any, the Company will forever be released from all of its payment obligations relating to the Face Amount of this Debenture and any accrued and unpaid interest thereon.

4. Conversion Price Adjustment. The Conversion Price shall be subject to adjustment from time to time as follows:

4.1 Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the date hereof but prior to the Maturity Date subdivide its outstanding securities as to which purchase rights under this Debenture exist, by split-up or otherwise, or combine its outstanding securities as to which purchase rights under this Debenture exist, or declare a cash dividend, the number of Shares as to which this Debenture is convertible as of the date of such subdivision, split-up or combination shall forthwith be proportionately increased in the case of a subdivision or payment of a cash dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per Share, so that the aggregate purchase price payable for the total number of shares of Common Stock purchasable under this Debenture as of such date shall remain the same.

4.2 Reclassification, Reorganization, Consolidation, Merger and Other Changes. In case of any reclassification, capital reorganization or change in the Common Stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 4.1), or consolidation or merger of the Company with or into another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of the Company’s Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for such Common Stock (a “Change”), then, as a condition of Change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the Maturity Date to receive upon conversion of this Debenture, the kind and amount of shares of stock and other securities and property receivable in connection with such Change that a holder of Common Stock would be entitled to receive in such Change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon conversion including adjustment of the Conversion Price.

5. Registration. Pursuant to the terms and conditions of the Registration Rights Agreement to be executed as set forth in the Purchase Agreement, the Holder will have certain registration rights with respect to the Conversion Shares.

6. Events of Default.

6.1 An “Event of Default”, wherever used herein, means any one of the following events:

(a) Any default in the payment of the principal of, interest on or other charges in respect of this Debenture, free of any claim of subordination, as and when the same shall become due and payable;

(b) The Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Debenture, the Purchase Agreement or the Security Agreement which is not cured with in the time prescribed;

(c) The Company shall commence, or there shall be commenced against the Company under any applicable bankruptcy or insolvency laws, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or there is commenced against the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 31 days; or the Company is adjudicated insolvent or bankrupt; or the Company makes a general assignment for the benefit of creditors; or the Company shall fail to pay its debts generally as they become due;

(d) The Company shall default in any of its obligations under any other debenture or any mortgage, credit agreement or other facility, or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing arrangement of the Company in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; or

(e) The Common Stock shall cease to be quoted for trading or listed for trading on either the Nasdaq OTC Bulletin Board (“OTC”), Nasdaq SmallCap Market, New York Stock Exchange, American Stock Exchange or the Nasdaq National Market and shall not again be quoted or listed for trading thereon within ten (10) trading days of such delisting.

6.2 During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred, the full principal amount of this Debenture, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder’s election, immediately due and payable in cash. In addition to any other remedies, the Holder shall have the right (but not the obligation) to convert this Debenture at any time after (x) an Event of Default or (y) the Maturity Date at the Conversion Price then in-effect. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind.

7. General Matters.

7.1 Applicable Law; Venue. This Debenture shall be governed by the internal laws (and not the law of conflicts) of the State of New York.

7.2 Fees and Expenses. In the event that any suit or action is instituted to enforce any provision under this Debenture, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7.3 Amendment or Waiver. Any term of this Debenture may be amended, and the observance of any term of this Debenture may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the Holder.

7.4 Headings. The headings in this Debenture are for purposes of convenience of reference only, and shall not be deemed to constitute a part of this Debenture.

7.5 Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing (including telecopy or similar writing) and shall be sent to the address of the parties set forth below in this Section 7.5. Any notice, request, consent or other communication hereunder shall be deemed to have been given and received on the day on which it is delivered (by any means including personal delivery, overnight air courier, United States mail) or telecopied (or, if such day is not a business day or if the notice, request, consent or communication is not telecopied during business hours of the intended recipient, at the place of receipt, on the next following business day). Any of the parties hereto may, by notice given hereunder, designate any further or different address and/or number to which subsequent notices or other communications shall be sent. Unless and until such written notice is received, the addresses and numbers as provided herein shall be deemed to continue in effect for all purposes hereunder.

Addresses for Notices to Company:

Airbee Wireless, Inc.
9400 Key West Avenue
Rockville, MD 20850
Attention: Eugene Sharer, President
Facsimile: (301) 517-186

With copies to:

Stradling Yocca Carlson & Rauth
660 Newport Center Drive
Suite 1600
Newport Beach, California 92660
Attention: Shivbir S. Grewal, Esq.
Facsimile: (949) 725-4100

and

Allen & Associates LLC
12400 Wilshire Blvd Suite 1080
Los Angeles, California 90025
Facsimile: 310 371-7272

Address for Notices to Holder:

John W. Bartman and Thomas F. Bartman
11777 San Vicente Blvd Suite 600
Los Angeles, California 90049
Facsimile: 310 826-8477

With copies to:

Samuel W. Halper, Esq.
10866 Wilshire Blvd., Suite 400
Los Angeles, CA 90024
Facsimile: 424 901-8399

and

Allen & Associates LLC
12400 Wilshire Blvd Suite 1080
Los Angeles, California 90025
Facsimile: 310 371-7272

7.6 Usury Limitation. In no event shall the amount paid or agreed to be paid to the Holder for the use or forbearance of money to be advanced hereunder exceed the highest lawful rate permissible under the then applicable usury laws. If it is hereafter determined by a court of competent jurisdiction that the interest payable hereunder is in excess of the amount which the Holder may legally collect under the then applicable usury laws, such amount which would be excessive interest shall be applied to the payment of the unpaid principal balance due hereunder and not to the payment of interest or, if all principal shall previously have been paid, promptly repaid by the Holder to the Company.

7.7 Severability. Every provision of this Debenture is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Debenture to be executed as of the day and year first above written.

AIRBEE WIRELESS, INC.,
a Delaware corporation

By:	/s/ E. Eugene Sharer
Name:	E. Eugene Sharer
Title:	President

Signature Page to Debenture ABEW2008 - I -

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the 12% Convertible Debenture)

Airbee Wireless, Inc.

9400 Key West Avenue

Rockville, Maryland 20850

Attention: E. Eugene Sharer, President

The undersigned hereby converts $ ______________ of the Face Amount and accrued and unpaid interest due and payable on January 31, 2010 under that certain 12% Secured Convertible Debenture dated as of January 31, 2008 (the “Debenture”), into the number of shares of Common Stock of the Company set forth below (“Shares”) on and subject to the conditions set forth in the Debenture.

Date of Conversion

Shares to be Delivered

[HOLDER]

By:
Name:
Title:

A-1